VIAVI Announces Proposal to Acquire EXFO at US$7.50 per Share

Scottsdale, Arizona, June 16, 2021 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) announced today that it has submitted a proposal (the “Proposal”) to the board of directors of EXFO Inc. (TSX: EXF) (NASDAQ: EXFO) (“EXFO”) to acquire all of the outstanding subordinate voting shares and multiple voting shares of EXFO at a price of US$7.50 (C$9.14 at yesterday’s exchange rate) in cash per share. The Proposal values EXFO at approximately US$430 million (C$524 million at yesterday’s exchange rate) on an undiluted basis, and represents a significant premium of:
•103% to the NASDAQ closing price on June 4, 2021, the trading day before the announcement of the going private transaction (the “Going Private Transaction”) by EXFO’s majority shareholder, Germain Lamonde; and
•25% to the US$6.00 consideration offered under the Going Private Transaction.

In addition, VIAVI’s Proposal is at the exact high end of the US$5.75 to US$7.50 formal valuation range of EXFO’s subordinate voting shares prepared by TD Securities Inc., acting as the independent valuator in connection with the Going Private Transaction.

There are clear strategic merits for combining VIAVI and EXFO to build the leader in communications test and measurement for the next decade. The strength of the combined teams and technology, combined with significantly greater scale and financial resources, would enable strong investment in growth while achieving greater operating leverage than either company could do alone. VIAVI values the expertise, skills and experience of the EXFO key employee talent and believes their retention and continued commitment is critical to the success of the combination. VIAVI intends to continue EXFO’s brand and legacy, recognizing EXFO’s strong reputation built on years of quality product development, engineering excellence and customer service, and continue EXFO’s presence and operations in Quebec to complement and expand upon VIAVI’s long-standing engineering and product development teams in Quebec and Ottawa.

VIAVI’s board of directors has unanimously approved the Proposal, and no VIAVI shareholder vote will be required for the transaction. In addition, the transaction will not be subject to any financing condition. VIAVI reported cash and cash equivalents of US$672.2 million for the quarter ending April 3, 2021.
According to EXFO’s press release announcing the Going Private Transaction, EXFO’s majority shareholder, Germain Lamonde, has advised the special committee of the EXFO board that he would not consider any alternative change of control transaction. However, VIAVI believes its Proposal offers compelling value to all EXFO shareholders, including Mr. Lamonde.

We are confident that the EXFO board of directors will agree that:

•the Proposal is considerably more attractive to EXFO shareholders than the Going Private Transaction; and

•the Proposal would reasonably be expected to constitute a “Superior Proposal” under the terms of the Arrangement Agreement for the Going Private Transaction.

VIAVI looks forward to engaging with the EXFO board and Mr. Lamonde.

Advisors
Fried Frank Harris Shriver & Jacobson LLP and McCarthy Tétrault LLP are acting as U.S. and Canadian legal counsel to VIAVI, respectively.
About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, enterprises, network equipment manufacturers, government and avionics. We help these customers harness the power of instruments, automation, intelligence and virtualization to Command the network. VIAVI is also a leader in light management solutions for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, and defense applications. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements and expectations regarding the Proposal, the strategic merits of a transaction between EXFO and VIAVI, VIAVI’s expectations regarding growth, scale, financial resources and operating leverage, and VIAVI’s plans regarding EXFO’s brand, legacy and operations. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the "Risk Factors" section included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 24, 2020 and our Quarterly Reports on Form 10-Q filed on November 10, 2020, February 9, 2021 and May 7, 2021. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.
Additional Information
The information contained in this press release does not, and is not meant to, constitute a solicitation of a proxy within the meaning of applicable Canadian securities laws.
Notwithstanding the foregoing, VIAVI is voluntarily providing the disclosure required under Section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations applicable to public broadcast solicitations.
Any solicitation made by VIAVI will be made by it and not by or on behalf of management of EXFO. All costs incurred for any such solicitation will be borne by VIAVI. VIAVI may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, including through press releases, speeches or publications, and by any other manner permitted under applicable Canadian corporate and securities laws. VIAVI may engage the services of one or more agents and authorize other persons to assist in soliciting proxies on its behalf, which agents would receive customary fees for such services. If VIAVI commences any solicitation of proxies, proxies may be revoked by an instrument in writing by a shareholder giving the proxy or by its duly authorized officer or attorney, or in any other manner permitted by law. Neither VIAVI nor, to its knowledge, any of its associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, (i) in any matter proposed to be acted upon in connection with the Going Private Transaction or (ii) in any transaction since the beginning of EXFO’s most recently completed financial year or in or in any proposed transaction which has materially affected or would materially affect EXFO or any of its subsidiaries. Based upon publicly available information, EXFO’s head office is located at 400 Godin Avenue, Quebec, Quebec, G1M 2K2, Canada.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: VIAVI Financials